Exhibit 10.1

July 23, 2019

Cris Calsada

Dear Cris:

I am very pleased to extend an offer of employment to you from Regulus Therapeutics Inc. (also referred to herein as the “Company”) for the position of Chief Financial Officer. reporting to me, the CEO. We anticipate your start date to be August 26, 2019; however, the date you commence employment with Regulus will be considered the “Effective Date”. The details of this offer are summarized below. An Employment Agreement, once fully executed, will be your definitive agreement with Regulus and if there is any conflict between this summary and the Employment Agreement, the latter will govern the terms of your employment.

BASE SALARY:

You will receive a base salary of $12,916.66 paid semi-monthly, less standard deductions and withholdings in accordance with the normal Regulus payroll cycle, which if annualized, amounts to $310,000 per year.

STOCK OPTIONS:

Upon commencement of your employment with Regulus and subject to the approval of the Board of Directors or Compensation Committee, you will be eligible for an initial stock option grant allowing you to purchase 100,000 shares of Regulus common stock at a price equal to the closing price of the stock on the date this option is granted. The initial stock grant will have a vesting commencement date of your first day of employment. Twenty-five percent (25%) of this stock option will vest on the first anniversary of the grant and the remainder will vest monthly over the 36-month period thereafter, subject to your continuous service to Regulus, and will be subject to the terms and conditions set forth in the applicable Regulus Equity Incentive Plan.

BONUS:

You will be eligible to receive an annual discretionary bonus, with a target of 50% of your then current annual base salary, contingent upon your own and the Company’s performance. Your 2019 bonus will be pro-rated.

BENEFITS:

You will be eligible for group benefits for yourself and your eligible dependents, effective on your date of hire, subject to the terms and conditions of the relevant Company insurance plan. Basic benefits currently include comprehensive health insurance; dental insurance, and vision care insurance. In addition, you will be eligible for term life insurance and long-term disability insurance for yourself only. You will be eligible to participate in the Regulus 401(k) plan as well as the Regulus ESPP (Employee Stock Purchase Plan), all in accordance with Company policy. You will also accrue a pro-rata share of fifteen days of paid vacation per year, and be eligible for paid holidays, all in accordance with Company policy.

SEVERANCE/ CHANGE IN CONTROL:

Subject to the full execution of the Employment Agreement, you will be provided with a severance and change in control benefit, which will provide that if, in the absence of a Change in Control (as defined in the Employment Agreement), (i) your employment is terminated by the Company without Cause or (ii) you resign for Good Reason (as these terms are defined in the Employment Agreement) then upon your delivery to the Company of an effective Waiver and Release (in the form attached to the Employment Agreement), you shall be entitled to the equivalent of twelve (12) months of your annual base salary in effect at the time of termination, less standard deductions and withholdings; (b) accelerated vesting of all unvested shares of time-based options then held by you, such that all shares shall be vested and fully exercisable as of the date of your termination; and (c) a gross up of your total health premiums for a period of twelve (12) months, payable to you in a lump sum.

In addition, in the event you are terminated without Cause or you resign for Good Reason within the one month period immediately preceding or the twelve (12) month period immediately following a Change in Control (as these terms are defined in the Employment Agreement) then upon your delivery to the Company of an effective Waiver and Release (in the form attached to the Employment Agreement), you shall be entitled to the benefits listed above and in addition you shall be also entitled to (a) a lump-sum payment of the annual target bonus in effect during the year of your termination (less standard deductions and withholdings).

EMPLOYMENT AT WILL:

Regulus is an at-will employer and as such your employment must be entered into voluntarily and for no specified period. As a result, you are free to resign or the company may terminate your employment at any time, for any reason, with or without cause. No one other than the President and CEO has the authority to alter this employment relationship, either verbally or in writing.

Regulus Therapeutics Inc. expects that you will not disclose to it any proprietary information or trade secrets of any former employer or bring onto its premises any unpublished documents or any property belonging to any former employer. Since this would be improper, such conduct could be a basis for discipline up to and including termination.

This offer is subject to your signing an Employee Confidential Information and Inventions Agreement with the Company, and the Company’s review of any agreement you may have with former employers to ensure that they do not conflict with your employment with the Company. In addition, within three days after your date of hire, you will be required to submit proof of identity and eligibility to work in the United States, in compliance with federal immigration laws.

This offer has been extended to you on behalf of Regulus Therapeutics Inc. and is valid through July 26, 2019 by no later than 5:00 p.m. after which time it will expire. This offer includes all the terms of your potential employment with the Company, and supersedes all prior and contemporaneous negotiations, agreements and understandings between you and the Company, oral or written.

Cris, we believe you will be able to make an immediate contribution to Regulus’ effort, and think you will enjoy the rewards of working for an innovative, fast-paced, energetic company. One of the keys to our accomplishments is our outstanding people.

We hope you accept our offer to be one of those people. Please acknowledge your agreement of these terms by signing this letter and emailing it to my attention.

Sincerely yours,

Regulus Therapeutics Inc.

/s/ Joseph P. Hagan

Jay Hagan

I hereby accept this offer of employment and accept the terms as stated above. I understand that as an employee of Regulus, I will be expected to comply with all Company policies:

/s/ Cris Calsada	7/29/2019
Cris Calsada	Date

August 30th start date